Exhibit 99.2

June 26, 2017 09:25 ET

NXT-ID Inc. to Present at the 2017 Reach China Investment Conference

MELBOURNE, FL--(Marketwired - Jun 26, 2017) - NXT-ID, Inc. (NASDAQ: NXTD) (“NXT-ID” or the “Company”), a security technology company, announces that Gino Pereira, Chief Executive Officer, will present at the 2017 Reach China Investment Conference taking place on June 25-27, 2017 at the China World Hotel in Beijing, China. http://www.reachina.com/conference.html

Reach China is a cross-border business consulting company to help small to medium sized companies with their international expansion plans, specifically between the U.S. and China, the two largest economies in the world.

List of presenting companies: http://www.reachina.com/conference.html#companies

About NXT- ID, Inc.

NXT-ID, Inc. (NASDAQ: NXTD) is a security technology Company providing security for finance, assets, and healthcare. The Company’s innovative MobileBio® solution mitigates risks associated with mobile computing, m-commerce, and smart OS-enabled devices. With extensive experience in biometric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, the Company partners with industry leading companies to provide solutions for modern payment and the Internet of Things (“IoT”) applications. The Company’s wholly owned subsidiary, LogicMark, LLC, manufactures and distributes non-monitored and monitored personal emergency response systems (“PERS”) sold through the United States Department of Veterans Affairs (“VA”), healthcare durable medical equipment dealers and distributors and monitored security dealers and distributors. http://www.nxt-id.com. www.logicmark.com/

A wholly owned subsidiary of NXT-ID, Fit Pay, Inc. is led by former CyberSource and Visa executives with more than 50 years of payment and identity authentication domain expertise. With payment capabilities enabled by Fit Pay, wearable and IoT device manufacturers can create customer loyalty, tap into recurring revenue streams, open new markets, and differentiate their products in an increasingly competitive market. The company was named a “Startup of the Year” for payment technology by industry publication Paybefore. Learn more at www.fit-pay.com, or on Twitter.

Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT INFORMATION

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